                           SCHEDULE 14(a) INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  \x\

Filed by a Party other than the Registrant  \ \

Check the appropriate box:

 \ \     Preliminary Proxy Statement

 \x\    Definitive Proxy Statement



 \ \     Definitive Additional Materials

 \ \     Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           TRIDENT MICROSYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

                           TRIDENT MICROSYSTEMS, INC.
                            189 NORTH BERNARDO AVENUE
                             MOUNTAIN VIEW, CA 94043
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


 \x\    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
        PAID UPON FILING OF PRELIMINARY PROXY STATEMENT.

 \ \ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

 \ \    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)     Title of each class of securities to which transaction applies:


        2)     Aggregate number of securities to which transaction applies:


        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1


        4)     Proposed maximum aggregate value of transaction:


               Set forth the amount on which the filing fee is calculated and state how it was determined.

 \ \ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                                     [LOGO]

                                                               October 28, 1996

Dear Stockholder:

         This year's annual meeting of stockholders will be held on Thursday, December 12, 1996 at 9:00 a.m. local time, at Trident Microsystems, Inc., 380 North Bernardo Avenue, Mountain View, California. You are cordially invited to attend.

         The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

         After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

         A copy of the Company's 1996 Annual Report is also enclosed.

         The Board of Directors and Management look forward to seeing you at the annual meeting.

                                Very truly yours,

                                /s/ Frank C. Lin
                                FRANK C. LIN

                                Chairman of the Board of Directors,
                                President and Chief Executive Officer

                           TRIDENT MICROSYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 12, 1996

To The Stockholders:

         Please take notice that the annual meeting of the stockholders of Trident Microsystems, Inc. (the "Company"), will be held on December 12, 1996, at 9:00 a.m. at Trident Microsystems, Inc., 380 North Bernardo Avenue, Mountain View, California, for the following purposes:

         1. To elect two Class I directors to hold offices for a three-year term and until their successors are elected and qualified.

         2. To consider and vote upon a proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997.

         3. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on October 21, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Trident Microsystems, Inc.

                               By order of the Board of Directors

                               /s/ James T. Lindstrom
                               James T. Lindstrom
                               Vice President, Finance, Chief Financial Officer and Secretary

Mountain View, California
October 28, 1996


IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                                TABLE OF CONTENTS

                                                                                                               Page
SOLICITATION AND VOTING OF PROXIES..............................................................................  1

INFORMATION ABOUT TRIDENT MICROSYSTEMS..........................................................................  2
         Stock Ownership of Certain Beneficial Owners and Management............................................  2
         Management.............................................................................................  4

EXECUTIVE COMPENSATION AND OTHER MATTERS........................................................................  7
         Summary Compensation Table.............................................................................  7
         Option Grants In Last Fiscal Year......................................................................  8
         Option Exercises and Fiscal 1996 Year-End Value........................................................  9
         Aggregate Option Exercises And Fiscal Year-End Values..................................................  9
         Compensation of Directors..............................................................................  9
         Compensation Committee Interlocks and Insider Participation............................................ 10
         Employment and Change of Control Arrangements.......................................................... 10
         Certain Relationships and Related Transactions......................................................... 10
         Section 16(a) Beneficial Ownership Reporting Compliance................................................ 10

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION....................................................................................... 11
         Compensation Committee................................................................................. 11
         Compensation Philosophy................................................................................ 11
         Forms of Compensation.................................................................................. 12

COMPARISON OF STOCKHOLDER RETURN................................................................................ 14
         Comparison of Cumulative Total Return From December 15, 1992 through
         June 30, 1996.......................................................................................... 14

ELECTION OF DIRECTORS........................................................................................... 15

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS................................................... 15

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING.......................................................................................... 16

TRANSACTION OF OTHER BUSINESS................................................................................... 16

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                           TRIDENT MICROSYSTEMS, INC.
                            189 NORTH BERNARDO AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94043

         The accompanying proxy is solicited by the Board of Directors of Trident Microsystems, Inc., a Delaware corporation ("Trident" or the "Company") for use at the Annual Meeting of Stockholders to be held December 12, 1996, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is October 28, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                       SOLICITATION AND VOTING OF PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Only stockholders of record as of the close of business on October 21, 1996, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 12,627,974 shares of common stock of the Company, par value $.001 per share ("Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

         An annual report for the fiscal year ended June 30, 1996 is enclosed with this Proxy Statement.

                  INFORMATION ABOUT TRIDENT MICROSYSTEMS, INC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information, as of August 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by
(i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of June 30, 1996, whose salary and incentive compensation for the fiscal year ended June 30, 1996 exceeded $100,000, and (iv) all executive officers and directors of the Company as a group.

                                               SHARES OWNED (1)
         NAME AND ADDRESS OF               NUMBER        PERCENTAGE
          BENEFICIAL OWNERS                OF SHARES     OF CLASS
          -----------------                --------      --------
Twentieth Century Companies, Inc.(2)         900,000        7.15%
  4500 Main Street
  P.O. Box 418210
  Kansas City, MO 64141-9210
  Attn:  David H. Reinmiller

Glen M. Antle(3) ...................          32,000           *

Shyur-Jen Paul Chien (4) ...........         283,505        2.25%

Yasushi Chikagami(5) ...............         132,877        1.05%

Charles A. Dickinson(6) ............          19,150           *

Frank C. Lin(7) ....................       1,353,897       10.75%
   c/o Trident Microsystems, Inc.
   189 North Bernardo Avenue
   Mountain View, CA 94043

Leonard Y. Liu(8) ..................          15,712           *

Millard Phelps(9) ..................           2,756           *

Jung-Herng Chang(10) ...............         124,418           *

Peter Jen(11) ......................          91,970           *

James T. Lindstrom(12) .............         139,000        1.10%

Richard Silverman(13) ..............          55,000           *

Executive officers and directors
as a group (11 persons)(14) ........       2,250,105       17.86%

------------------------------------

* Less than 1%

(1) Except as otherwise noted, the persons named in the table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

(2) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1996. Twentieth Century Companies, Inc. ("TCC") wholly owns Investors Research Corporation ("IRC"). IRC is deemed to be the beneficial owner of 900,000 shares of the outstanding common stock of the Company as a result of its status as an investment advisor to six investment companies registered under Section 8 of the Investment Company Act and to several institutional investors. One such investment company, Twentieth Century Investors, Inc. ("TCI") owns 900,000 shares of the outstanding common stock of the Company. As a result of its control of IRC, TCC is deemed to beneficially own and have sole power to vote and dispose of all such shares of Trident common stock owned by IRC. In addition, James E. Stowers, Jr. controls TCC by virtue of his beneficial ownership of a majority of the voting stock of TCC. As a consequence of such control of TCC, Mr. Stowers is deemed to beneficially own and have sole power to vote and dispose of all of the shares deemed to be beneficially owned by IRC. Mr. Stowers, TCC and IRS all disclaim beneficial ownership of all 900,000 shares of the Company.

 (3) Includes 20,000 shares subject to options exercisable by Mr. Antle within sixty days of August 31, 1996.

 (4) Includes 10,000 shares subject to options exercisable by Mr. Chien within sixty days of August 31, 1996.

 (5) Includes 5,000 shares held by a joint tenant account for wife, son and daughter. Also includes 7,877 shares subject to options exercisable by Mr. Chikagami within sixty days of August 31, 1996.

 (6) Includes 18,750 shares subject to options exercisable by Mr. Dickinson within sixty days of August 31, 1996.

 (7) Includes 85,000 shares subject to options exercisable by Mr. Lin within sixty days of August 31, 1996. Also includes 14,978 shares held by Mr. Lin's eldest son and 29,956 shares held by custodian for the benefit of Mr. Lin's two other minor children.

 (8) Includes 5,712 shares subject to options exercisable by Mr. Liu within sixty days of August 31, 1996.

 (9) Includes 1,301 shares subject to options exercisable by Mr. Phelps within sixty days of August 31, 1996.

 (10) Includes 87,500 shares subject to options exercisable by Mr. Chang within sixty days of August 31, 1996.

 (11) Includes 55,000 shares subject to options exercisable by Mr. Jen within sixty days of August 31, 1996.

 (12) Includes 55,000 shares subject to options exercisable by Mr. Lindstrom within sixty days of August 31, 1996.

 (13) Includes 25,000 shares subject to options exercisable by Mr. Silverman within sixty days of August 31, 1996.

 (14) Includes 371,140 shares subject to options within sixty days of August 31, 1996.

MANAGEMENT

      Directors. This section sets forth the ages and backgrounds of the Company's current Directors, including the Class I nominees to be elected at this meeting.

                                                            POSITIONS                                   DIRECTOR
NAME                                        AGE         WITH THE COMPANY                                  SINCE
----                                        ---         ----------------                                --------
Class I Directors nominated for
election at the 1996 Annual Meeting
of Stockholders:

Charles A. Dickinson                        72          Director                                        1993

Yasushi Chikagami                           57          Director                                        1994


Class II Directors whose terms
expire at the 1997 Annual Meeting
of Stockholders:

Shyur-Jen Paul Chien                        45          Director                                        1989

Leonard Y. Liu                              55          Director                                        1994

Millard Phelps                              68          Director                                        1995


Class III Directors whose terms
expire at the 1998 Annual Meeting
of Stockholders:

Frank C. Lin                                51          President, Chief Executive Officer               1987
                                                        and Chairman of the Board of Directors

Glen M. Antle                               58          Director                                         1992

         Mr. Dickinson has served as a Director of the Company since June 1993. From March 1994 until September 1996, Mr. Dickinson served as the Chairman of the Board of Directors of Solectron Corporation, an electronics manufacturing company, and from November 1993 to February 1, 1996 as its President, Europe. Mr. Dickinson is currently a member of the Board of Directors of Solectron Corporation. From March 1989 to November 1993, Mr. Dickinson was self employed as a business consultant. Mr. Dickinson is also a Director of Vermont Microsystems, Inc., a computer graphics company.

         Mr. Chikagami has served as a Director of the Company since April 1994. From 1974 to January 1996, Mr. Chikagami has served as Chairman of the EI-EN Group, a group of private companies located in Asia engaged in the electronics components and computer peripherals business. Since January 1996, Mr. Chikagami has served as Chairman of KEIAN Corporation, a computer and communications component company, operating in Japan. Mr. Chikagami has also served as Vice Chairman of Eastern Computer Group Co. in China since 1988. He was also a founder of GVC Corporation, a publicly held Taiwanese company engaged in activities including the manufacture of electronics components and computer peripherals. Mr. Chikagami is also a director of Silicon Storage Technology, Inc.

         Mr. Chien has served as a Director of the Company since December 1989. Since January 1995, he has served as the Vice President of Sales and Marketing of Vanguard International Semiconductor Corp., an integrated circuit manufacturing company. From January 1994 to December 1994, he served as Senior Director, Business Development of Taiwan Semiconductor Manufacturing Company, Ltd. ("TSMC"), an integrated circuit manufacturing company that provides chip fabrication services to the

Company. From July 1991 to January 1994 Mr. Chien served as Senior Director of Corporate Marketing/Sales Service of TSMC. From May 1988 to July 1991, Mr. Chien was a Director of Engineering at TSMC's wholly-owned subsidiary, TSMC U.S.A.

         Dr. Liu has served as a Director of the Company since October 1994. Since June 1995, he has served as President, Chief Executive Officer and Chairman of the Board of Directors of Walker Interactive Systems, a high-end financial software company. From January 1993 to March 1995, he served as Chief Operating Officer and a Director of Cadence Design Systems, Inc., an integrated circuit design software company. From April 1989 through May 1992, he served as President of Acer Group Worldwide and as Chairman of the Board of Directors and Chief Executive Officer of Acer America Corporation, a computer manufacturing company. Dr. Liu was appointed to the Board of Directors of the Company by the remaining Directors on the Board in October 1994 to fill an existing vacancy.

         Mr. Phelps has served as a Director of the Company since September 1995. Since September 1984, he has served as a senior technology analyst and since May 1994 also as an advisory director of Hambrecht & Quist, an investment banking firm. Mr. Phelps serves on Trident's Board in an individual capacity and not as a representative of Hambrecht & Quist. Mr. Phelps is also a director of DSP Group, Inc., a semiconductor engineering services company.

         Mr. Lin founded the Company and has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since July 1987. From June 1984 to July 1987, he was Vice President of Engineering at Genoa Systems, Inc., a graphics chipset design company that he co-founded. Mr. Lin is also a director of United Integrated Circuits Corporation, a Taiwanese company jointly formed by Trident, UMC and a number of other fabless semiconductor companies to build and manage a semiconductor manufacturing facility located in Taiwan, Republic of China.

         Mr. Antle has served as a Director of the Company since July 1992. From February 1991 to June 1993, he served as Chairman of the Board of Directors of PiE Design Systems, an electronic design automation company, and from August 1992 to June 1993 as its Chief Executive Officer. In June 1993, PiE merged into Quickturn Design Systems, Inc., also an electronic design automation company, and Mr. Antle has served as Chairman of the Board of Directors of Quickturn since that date. From June 1989 to February 1991 Mr. Antle was retired. Mr. Antle was a co-founder of ECAD, Inc., now Cadence Design Systems, Inc., and served as its Co-Chairman of the Board of Directors from May 1988 to June 1989 and as Chairman of the Board of Directors and Chief Executive Officer from August 1982 to May 1988. Mr. Antle is also a director of Compass Design Automation, a company providing EDA tools and libraries.

         Meetings of the Board of Directors. During the fiscal year ended June 30, 1996, the Board of Directors held four (4) meetings. Except for Shyur-Jen Paul Chien, all directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during fiscal 1996.

         The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

         The Audit Committee's function is to review, with the Company's independent public accountants, management and the Board of Directors, the Company's financial reporting processes and internal financial controls. The Audit Committee reviews the results of the examination of the Company's financial statements by the independent public accountants and the independent public accountants' opinion. The Audit Committee also approves all professional services performed by the independent public accountants, recommends the retention of the independent public accountants to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. During fiscal 1996, the Audit Committee was composed of Glen M. Antle and Kurt
R. Jaggers until October 1995, when

Millard Phelps replaced Mr. Jaggers. The Audit Committee held four (4) meetings during the fiscal year ended June 30, 1996.

         The Compensation Committee's primary function is to review and recommend salary levels of, to approve bonus plans for, and approve stock option grants to executive officers, and to set the compensation of the Chief Executive Officer. During fiscal 1996, the Compensation Committee was composed of Shyur-Jen Paul Chien and Charles A. Dickinson, and, from August 1995 to April 1996, also included Leonard Y. Liu. The Compensation Committee held three (3) meetings during the fiscal year ended June 30, 1996.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of June 30, 1996 during the fiscal years ended June 30, 1996, June 30, 1995 and June 30, 1994. Amounts under the caption "Bonus" are amounts earned for performance during the fiscal year including amounts paid after the end of the fiscal year.

                           SUMMARY COMPENSATION TABLE




                                                                            Long-Term           ALL OTHER
                                                Annual Compensation        Compensation        COMPENSATION
                                                ------------------      ------------------     ------------


                                                                            Awards
       NAME AND PRINCIPAL                                                   Options
            POSITION                Year     Salary          Bonus          (Shares)
       ------------------           ----     ------          -----          -------            ------------

          Frank C. Lin              1996    $315,791     $ 150,318          50,000              $    -0-
       President and Chief          1995    $335,882     $ 406,728          50,000              $    -0-
        Executive Officer           1994    $233,464     $  88,000         200,000(1)           $    -0-

       James T. Lindstrom           1996    $178,783     $  34,458          20,000              $    -0-
    Vice President, Finance,        1995    $154,455     $  97,253          25,000              $    -0-
     Chief Financial Officer        1994    $146,745     $  30,000          40,000(2)           $    -0-
          and Secretary

            Peter Jen               1996    $162,783     $  87,300          30,000              $    -0-
    Vice President, Worldwide       1995    $133,974     $  41,250          45,000              $ 33,983
    Sales and Asia Operations       1994    $117,995     $   5,000          60,000(3)           $ 56,250


        Jung-Herng Chang            1996    $172,103     $  55,284          20,000              $    -0-
   Vice President,Engineering       1995    $149,155     $  83,474          40,000              $    -0-
                                    1994    $130,309     $  26,000          10,000              $    -0-

        Richard Silverman           1996    $156,784     $  45,000          20,000              $    -0-
    Vice President, Marketing       1995    $128,900     $  40,000          20,000              $    -0-
                                    1994    $103,333     $  22,725          40,000              $    -0-



------------------------------------


(1) Includes options to purchase 120,000 shares which were repriced on July 14, 1993, by amendment of an option for an identical number of shares granted in fiscal 1993.

(2) Includes options to purchase 10,000 shares which were repriced on July 14, 1993, by amendment of an option for an identical number of shares granted in fiscal 1993.

(3) Includes options to purchase 40,000 shares which were repriced on July 14, 1993, by amendment of an option for an identical number of shares granted in fiscal 1993.

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended June 30, 1996 to the persons named in the Summary Compensation Table:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                                       ASSUMED ANNUAL RATES OF
                                                                                                    STOCK PRICE APPRECIATION FOR
                           INDIVIDUAL GRANTS IN FISCAL 1996                                                OPTION TERM(3)
                           --------------------------------                                         ----------------------------
                                             % OF TOTAL
                                               OPTIONS
                                             GRANTED TO      EXERCISE
                              OPTIONS         EMPLOYEES       OR BASE
                              GRANTED         IN FISCAL        PRICE       EXPIRATION
          NAME                 (#)(1)           YEAR         ($/SH)(2)        DATE                     5% ($)            10% ($)
----------------------------------------------------------------------------------------        ------------------------------------
Frank C. Lin                     50,000           4.61%         $20.49      10/4/05                     $492,533         $1,391,048

James T. Lindstrom               20,000           1.85%         $18.63      10/4/05                     $234,263           $593,669

Peter Jen                        30,000           2.77%         $18.63      10/4/05                     $351,395           $890,504

Jung-Herng Chang                 20,000           1.85%         $18.63      10/4/05                     $234,263           $593,669

Richard Silverman                20,000           1.85%         $18.63      10/4/05                     $234,263           $593,669



------------------------------------


(1) Generally, the right to exercise an option under the Company's 1992 Stock Option Plan (the "Option Plan") vests as to one-fourth of the shares subject to the option on each anniversary of the date of grant. The Option Plan permits the grant of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), and nonstatutory stock options. The exercise price of incentive stock options must at least equal the fair market value of the Common Stock of the Company on the date of grant. The exercise price of nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock of the Company on the date of grant. The exercise price of incentive stock options or nonstatutory stock options granted to any person who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporations must be at least 110% of the fair market value of the Common Stock of the Company on the date of grant and the term of such options cannot exceed five years or five years and one day, respectively.

 (2) All options were granted at or above market value on the date of grant as determined by the Compensation Committee.

 (3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option- holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUE

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1996, and unexercised options held as of June 30, 1996, by the persons named in the Summary Compensation Table.

              AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

------------------------------------------------------------------------------------------------------------------------------------
                                                                     NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED IN-THE-
                                 SHARES                               OPTIONS AT 6/30/96              MONEY OPTIONS AT 6/30/96(2)
                                ACQUIRED          VALUE        ----------------------------        ----------------------------
           NAME               ON EXERCISE        REALIZED      EXERCISABLE(1)     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
Frank C. Lin                      120,000      $1,752,000.00         52,500             127,500      $341,562.50       $464,687.50

James T. Lindstrom                 80,000      $1,083,437.50         18,750              76,250      $122,656.25       $382,031.25

Peter Jen                          20,000      $  366,250.00         41,250              81,250      $293,531.25       $232,656.25

Jung-Herng Chang                   40,000      $  555,000.00         50,000              80,000      $378,125.00       $424,375.00

Richard Silverman                  30,000      $  249,375.00         10,000              60,000      $ 69,375.00       $290,000.00

------------------------------------


(1) Company stock options generally vest one-fourth on the first anniversary of the date of grant and one-fourth per year thereafter. These options are exercisable only to the extent vested.

(2) The value of the unexercised in-the-money options is based on the closing price of the Company's Common Stock on June 30, 1996 ($12.625 per share) and is net of the exercise price of such options.

COMPENSATION OF DIRECTORS

         Board members other than the Company's outside directors receive no compensation for attending Board meetings, except for reimbursement of certain expenses in connection with attendance at Board meetings and Committee meetings. The Company's outside directors receive $10,000 per year as an annual retainer. In addition, each outside director receives $1,250 for each Board or Committee Meeting attended in person, and $750 for each Board or Committee Meeting attended by phone.

         The Company's 1994 Outside Directors Stock Option Plan (the "Outside Directors Plan") provides that each non-employee director (an "Outside Director") holding office on the effective date of the plan shall automatically receive a grant of an option to purchase 5,000 shares of the Company's Common Stock either on the effective date of the Outside Directors Plan, if such Outside Director did not already hold a Company stock option, or on the day immediately following the first annual meeting of the stockholders of the Company subsequent to the effective date of the Outside Directors Plan at which such Outside Director is reelected to the Board, if such Outside Director holds any Company stock options on the effective date of the Outside Directors Plan. In addition, on the day immediately following the initial election or appointment of each new Outside Director, such Outside Director will automatically receive a grant of an option to purchase 5,000 shares of the Company's Common Stock, subject to proration of the number of shares if appointed to fill a vacancy between annual meetings of the stockholders. Each Outside Director previously granted an option under the Outside Directors Plan will automatically receive an additional option to purchase 5,000 shares of the

Company's Common Stock on the day immediately following each annual meeting of the stockholders of the Company following which such person remains an Outside Director.

         The Company on April 11, 1996 granted each of Millard Phelps and Leonard Liu, directors of the Company, options to purchase 5,000 shares of common stock of the Company as compensation for services as directors. In August 1995, the Company entered into a joint venture agreement with United Microelectronic Corporation ("UMC") pursuant to which the Company is committed to invest a certain amount over a three year period for a 10% equity interest in the joint venture entity, United Integrated Circuits Corporation ("UICC"), which will construct a wafer fabrication facility in Taiwan. Following the consummation of this transaction, Frank Lin was appointed as a director of UICC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee during fiscal 1996 was composed of three independent, non-employee directors of the Company, Shyur-Jen Paul Chien, Charles A. Dickinson, and Leonard Y. Liu, who was appointed to the Committee in August 1995 and resigned from the Committee in April 1996. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

         The Company's 1992 Stock Option Plan (the "Option Plan") provides that in the event of a merger of the Company with or into another corporation, unless the successor corporation assumes or substitutes equivalent options for options granted under the Option Plan, the Board of Directors shall provide that all outstanding options under the Option Plan will be fully exercisable prior to the merger. Options which are neither assumed or substituted for by the successor corporation nor exercised prior to the expiration of a 15-day notice period will terminate upon the expiration of such period. All shares subject to options granted under the Outside Directors Plan will become fully vested and exercisable as of the date 15 days prior to a transfer of control of the Company as defined in the Outside Directors Plan unless the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), either assumes or substitutes Acquiring Corporation options for options outstanding under the Outside Directors Plan. Any such options which are neither assumed or substituted for by the Acquiring Corporation nor exercised will terminate as of the date of the transfer of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 1995, the Company entered into an agreement with Frank C. Lin to extend the term of a loan previously made to Mr. Lin in November 1992 in the principal amount of approximately $585,000 to January 5, 1997, and to increase the principal amount of the loan to $634,117.73. The agreement was authorized by the Compensation Committee of the Board of Directors. The loan is secured by shares of the Company's Common Stock owned by Mr. Lin. The loan bears interest at 3.85% per year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except the following: Charles A. Dickinson did not timely file a statement of changes in beneficial ownership reporting one transaction and Frank C. Lin filed an amendment to a statement of changes in beneficial ownership reporting one additional transaction that was not timely filed.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

         The Compensation Committee was composed of three independent, non-employee directors of the Company during part of the fiscal year, and of two such directors during the remainder of the fiscal year. None of such persons were former employees of the Company. During fiscal 1996, the Compensation Committee members were Shyur-Jen Paul Chien and Charles A. Dickinson. Leonard Y. Liu also served on the Committee from August 1995 through April 1996. The Compensation Committee's primary function is to review and recommend salary levels of, to approve bonus plans for, and to approve stock option grants to executive officers, and to set the compensation of the Chief Executive Officer.

COMPENSATION PHILOSOPHY

         The Compensation Committee strives to align executive compensation with the value achieved by the executive team for the Company's stockholders. Toward that goal, the Company's compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to align the incentives of officers with the long-term interests of stockholders. The Compensation Committee reviews and evaluates each executive officer's base and variable compensation annually relative to corporate performance and comparative market information.

         In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information in the form of published survey data provided to the Compensation Committee by the Company's human resources staff. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs, of companies considered by the Compensation Committee to be comparable technology companies as well as companies in the semiconductor design industry. The Compensation Committee's policy is to generally target levels of cash and equity compensation paid to its executive officers to be competitive with such compensation paid by such comparable companies.

         In preparing the performance graph for this Proxy Statement, the Company has selected the H&Q Semiconductors Sector Index, and the Nasdaq Stock Market-U.S. Index as its peer groups. The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent.

         The Company has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the chief executive officers or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the Option Plan currently meet the requirement of being performance-based in accordance with the regulations under
Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

FORMS OF COMPENSATION

         Salary. The Company strives to offer executive officers salaries that are competitive with comparable companies in the technology sector generally and in the semiconductor design industry. Frank C. Lin, President and Chief Executive Officer of the Company, approves executive salaries at the time executives join the Company. Thereafter, Mr. Lin periodically reviews the executive officers and recommends adjustments to the base salaries of those officers which are subject to review and approval by the Compensation Committee. The Compensation Committee reviews Mr. Lin's performance and makes adjustments to his salary. Adjustments made by Mr. Lin and the Compensation Committee are based on individual executive officer performance, cost of living increases, Company performance, and adjustments to retain qualified personnel. Mr. Lin's base salary is reviewed annually by the Compensation Committee and reflects his position, duties, and responsibilities.

         Incentive Compensation. The Board of Directors reviews and approves an executive bonus plan ("Plan") based upon Company and individual performance. The Compensation Committee believes that significant bonus incentives based on performance of the Company and personal performance provide substantial motivations to achieve corporate goals. Under the Plan, Company performance is measured for the fiscal year on a basis of actual operating profit as compared with budgeted operating profit. The Company performance portion of any Company executive's incentive bonus could be higher if the Company's performance exceeded the goal. Individual performance against management-by-objective ("MBO") goals comprises a significant component of the bonus for most executives; however, Company performance is given more weight in any bonus calculation. For fiscal 1996 the bonus for Peter Jen, who served as Vice President of Sales, was based exclusively upon sales performance and the bonus for Mr. Lin was based exclusively on Company performance. The Plan is administered by the Compensation Committee with Mr. Lin determining whether executive officers met their individual MBO goals. The Compensation Committee believes the incentives paid to the Company's executives on a basis of Company performance and individual performance are comparable to those paid under industry standard incentive compensation programs.

         The Company exceeded its performance plan for fiscal 1996 and therefore incentive awards were granted to executive officers. The Compensation Committee has approved a bonus plan for fiscal 1997 similar to the plan for fiscal 1996. As with the fiscal 1996 plan, bonuses are capped at a fixed percentage of salary for each officer.

         Stock Options. The Compensation Committee strives to maintain the equity position of all executive officers at levels competitive with comparable companies. The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore grants stock options under the Company's 1992 Stock Option Plan at the commencement of an executive officer's employment and, depending on that officer's performance and the appropriateness of additional awards to retain key employees, periodically thereafter. Stock options are granted at the prevailing market price, vest over a period of years and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance.

         In October 1995, the Compensation Committee granted options to executive officers, including Mr. Lin. Mr. Lin received a grant of 50,000 shares with an exercise price of $20.4875. The grant was based on Mr. Lin's senior position, his responsibilities, and his past and expected contributions to the Company's future success and was intended to provide competitive equity compensation for the Company's 1996 fiscal year.

                                                     1996 COMPENSATION COMMITTEE

                                                     Shyur-Jen Paul Chien
                                                     Charles A. Dickinson

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the H&Q Semiconductors Sector Index, the H&Q Technology Index(1) and the Nasdaq Stock Market-U.S. Index for the period commencing on December 15, 1992(2) and ending on June 30, 1996(3).

          COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 15, 1992
                           THROUGH JUNE 30, 1996(4):

  TRIDENT MICROSYSTEMS, INC., H&Q SEMICONDUCTORS SECTOR INDEX, H&Q TECHNOLOGY
                  INDEX AND THE NASDAQ STOCK MARKET-U.S. INDEX

                               [GRAPHIC OMITTED]

                                               Dec-92              Jun-93            Jun-94             Jun-95            Jun-96

Nasdaq Index                                   $100.00            $108.53            $109.62           $146.32            $187.90

Trident                                        $100.00            $ 28.67            $ 36.75           $122.01            $ 74.24

HQ Semiconductor Index                         $100.00            $140.10            $164.65           $321.98            $181.20

HQ Technology Index                            $100.00            $105.61            $108.21           $239.32            $214.97



 (1) The comparison of stockholder return for future periods will provide a comparison only with the H&Q Semiconductors Sector Index and the Nasdaq Stock Market-U.S. Index.

 (2) The Company's initial public offering commenced on December 16, 1992. For purposes of this presentation, the Company has assumed that its initial offering price of $17.00 would have been the closing sales price on December 15, 1992, the day prior to commencement of trading.

 (3) June 28, 1996 was the last day of trading in the Company's fiscal year ended June 30, 1996.

 (4) Assumes that $100.00 was invested on December 15, 1992 in the Company's Common Stock at the Company's initial offering price of $17.00 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              ELECTION OF DIRECTORS

         The Company has a classified Board of Directors consisting of two Class I Directors (Charles A. Dickinson and Yasushi Chikagami), three Class II Directors (Shyur-Jen Paul Chien, Leonard Y. Liu and Millard Phelps), and two Class III Directors (Frank C. Lin and Glen M. Antle), who will serve until the annual meetings of stockholders to be held in 1996, 1997 and 1998, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a full term of three years to succeed those Directors whose terms expire on the annual meeting dates. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

         The term of the Class I Directors will expire on the date of the upcoming annual meeting. Two people are to be elected to serve as Class I Directors of the Board of Directors at that meeting. Management's nominees for election by the stockholders to these positions are Charles A. Dickinson and Yasushi Chikagami, the current Class I members of the Board of Directors. If elected, the nominees will serve as Directors until the Company's annual meeting of stockholders in 1999, and until their successors are elected and qualified. If any of the nominees decline to serve, the proxies may be voted for such substitute nominees as the Company may designate.

         If a quorum is present and voting, the two nominees for Class I Directors receiving the highest number of votes will be elected as Class I Directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. DICKINSON AND CHIKAGAMI.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has selected Price Waterhouse LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1997. A representative of Price Waterhouse LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 189 North Bernardo Avenue, Mountain View, California 94043, no later than July 1, 1997, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors

                                            /s/ James T. Lindstrom
                                            JAMES T. LINDSTROM
                                            Secretary

October 28, 1996

PROXY

                           TRIDENT MICROSYSTEMS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                       SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank C. Lin and James T. Lindstrom, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Trident Microsystems, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the principal executive offices of the Company at 380 North Bernardo Avenue, Mountain View, California 94043 on December 12, 1996 at 9:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated October 28, 1996 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's 1996 Annual Report to Stockholders.

 THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION
         IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 2.

                  (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

                                                        Please mark
                                                       your votes as
                                                       indicated in      /X/
                                                       this example.

1. ELECTION OF CLASS I DIRECTORS.                     FOR            WITHHELD
   Nominees:  Charles A. Dickinson and                all            from all
              Yasushi Chikagami                     nominees         nominees
                                                     / /              / /

except vote withheld from the following nominee(s):


---------------------------------------------------


2. PROPOSAL TO RATIFY THE                           FOR    AGAINST   ABSTAIN
APPOINTMENT OF PRICE WATERHOUSE LLP                 / /      / /        / /
AS THE COMPANY'S INDEPENDENT
ACCOUNTANTS FOR THE FISCAL YEAR
ENDING JUNE 30, 1997.

                                                          YES       NO
                      I plan to attend the meeting:       / /       / /


                                        WHETHER OR NOT YOU PLAN TO ATTEND THE
                                        MEETING IN PERSON, YOU ARE URGED TO SIGN
                                        AND PROMPTLY MAIL THIS PROXY IN THE
                                        RETURN ENVELOPE SO THAT YOUR STOCK MAY
                                        BE REPRESENTED AT THE MEETING.

_______________________________________________________Dated:____________, 1996
Please print your name here exactly as it appears on your stock certificate. (If you are voting as the proxy for a stockholder, please print the name of that stockholder).


________________________________________By:_____________________(if applicable)
Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person.

Persons signing in a fiduciary capacity
should indicate their full titles in
such capacity.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE